Exhibit 99.01

WPCS Announces 34% User Growth

for its Digital Currsency Offerings

Celery Launches Transparency Page to Provide Customers with Added Insight

Suisun City, CA - (Marketwired – September 29, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (the “Company”), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today is providing shareholders with an update on the user growth of its BTX Trader and Celery digital currency platforms. Cumulative user count as of September 16, 2014 totaled 7,121, as compared to 5,239 as of June 16, 2014, an increase of approximately 34%. In addition, the Company has added a transparency page to its Celery wallet that can be found on www.gocelery.com/#transparency to assure its users that digital currency stored with Celery is safe and quickly accessible.

“We are extremely pleased with the growth of our BTX Trader and Celery user base,” stated BTX Trader Chief Operating Officer, Ilya Subkhankulov. “The user growth of our platforms is directly attributable to the growth the digital currency industry continues to experience. Consumers are becoming more educated and therefore more comfortable with owning and utilizing Bitcoin as an alternative method of payment. We continue to refine our software and intend to develop and introduce new, creative ideas to bring to market. We look forward to seeing continued user growth and translation into positive revenue growth in the future.”

Divya Thakur, BTX Chief Technology Officer added, “BTX is taking a leadership position in the digital currency industry by providing the type of transparency that users need to make informed decisions by giving them insight into customer holdings of Bitcoin, Litecoin and Dogecoin, as well as order completion times and withdrawal speeds. Our goal is provide make BTX the most trusted provider in the industry.”

As the second company to launch a US wallet with direct bank transfers, Celery is one of the most convenient ways to purchase digital currency for US residents. Celery has driven BTX Trader’s user growth in the past three months with approximately 28% of the total user base attributed to the consumer wallet and buying service. Moreover, the total amount of digital currency sold since Celery’s launch is $78,000, with 71%, 24% and 5% of sales consisting of Bitcoin, Dogecoin and Litecoin, respectively. BTX Trader collects a fee of 1% in dollars for all Celery transactions as its primary revenue source. BTX Trader counts users as those signed up with an email address with either BTX Trader, the trading platform, or Celery, the online wallet and buying service, as both products share the same infrastructure.

About WPCS International Incorporated:

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

valter@capmarketsgroup.com